News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Second-Quarter Results

•	Second-quarter earnings per share of $1.06 on operating margin of 8.4 percent and revenue of $15.6 billion

•	Operating cash flow of $0.3 billion reflects continued investments in development programs

•	Cash and marketable securities of $10.0 billion provides strong liquidity

•	Backlog of $312 billion is nearly five times current annual revenue projection

•	2010 revenue, earnings per share and operating cash flow outlook unchanged

Table 1. Summary Financial Results

	Second Quarter		Change		First Half		Change
(Dollars in Millions, except per share data)	2010	2009			2010	2009
Revenues	$15,573	$17,154	(9%)		$30,789	$33,656	(9%)
Earnings From Operations	$1,307	$1,529	(15%)		$2,481	$2,554	(3%)
Operating Margin	8.4%	8.9%	(0.5	)Pts	8.1%	7.6%	0.5	Pts
Net Income	$787	$998	(21%)		$1,306	$1,608	(19%)
Earnings per Share	$1.06	$1.41	(25%)		$1.76	$2.27	(22%)
Operating Cash Flow	$266	$1,001	(73%)		($19)	$1,194	(102%)

CHICAGO, July 28, 2010 – The Boeing Company [NYSE: BA] reported second-quarter net income of $0.8 billion, or $1.06 per share, on revenue of $15.6 billion. The results reflect solid performance across the company’s core businesses on lower volumes (Table 1). The company also reaffirmed its 2010 revenue, earnings per share and operating cash flow outlook.

“Continued strong results from our major businesses drove another solid quarter of operational performance for the company,” said Jim McNerney, Boeing chairman, president and chief executive officer. “We are making progress on key commercial and military development programs, our production programs and services businesses are running well, and our enterprise focus on productivity improvement is funding investment in growth while maintaining our financial strength.”

“With our commercial markets recovering, and the priorities of our government customers gaining clarity, we remain well positioned for growth in 2011 and beyond.”

Boeing’s quarterly operating cash flow was $0.3 billion, reflecting continued investment in development programs. For the first half of 2010, operating cash flow was ($19) million. Free cash flow* was $9 million in the quarter and ($0.5) billion in the first half (Table 2).

Table 2. Cash Flow

	Second Quarter		First Half
(Millions)	2010	2009	2010	2009
Operating Cash Flow	$266	$1,001	($19)	$1,194
Less Additions to Property, Plant & Equipment	($257)	($294)	($443)	($736)

Free Cash Flow*	$9	$707	($462)	$458

*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Cash and investments in marketable securities totaled $10.0 billion at quarter-end (Table 3), down $0.4 billion on planned investments in development programs. Debt was unchanged in the quarter, and the company did not acquire any of its shares.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	2Q10	1Q10
Cash	$4.5	$4.5
Marketable Securities[1]	$5.5	$5.9

Total	$10.0	$10.4

Debt Balances:
The Boeing Company	$8.9	$8.9
Boeing Capital Corporation	$4.0	$4.0

Total Consolidated Debt	$12.9	$12.9

[1]	Marketable securities consists primarily of time deposits due within one year classified as “short-term investments.”

Total company backlog at quarter-end was $312 billion, down 1 percent in the quarter, as backlog for Defense, Space & Security declined during the period and was somewhat offset by an increase in Commercial Airplanes backlog.

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes second-quarter revenue was $7.4 billion, on 9 percent fewer airplane deliveries driven by anticipated seat supplier challenges and lower planned wide-body deliveries. Operating margin was 9.2 percent as strong performance partially offset the impact of lower deliveries (Table 4).

Commercial Airplanes booked 88 gross orders during the quarter while 20 orders were removed from its order book. This contrasts with the year-ago period when net orders were five airplanes. Contractual backlog remains strong with 3,304 airplanes valued at $252 billion, more than seven times the unit’s projected 2010 revenue.

Table 4. Commercial Airplanes Operating Results

	Second Quarter		Change		First Half		Change
(Dollars in Millions)	2010	2009			2010	2009
Commercial Airplanes Deliveries	114	125	(9%)		222	246	(10%)

Revenues	$7,433	$8,431	(12%)		$14,901	$16,985	(12%)
Earnings from Operations	$683	$817	(16%)		$1,362	$1,234	10%

Operating Margins	9.2%	9.7%	(0.5	)Pts	9.1%	7.3%	1.8	Pts

The 787 program continued flight test during the quarter, as a fifth airplane joined the four airplanes already in the flight test program. The Dreamliner completed key flight test milestones, including extreme weather, icing and cruise performance testing. On July 1, the program completed another key milestone with the completion of 787-9 firm configuration. First delivery continues to be planned for the end of this year, although there is added pressure to the schedule and risk that initial delivery may move a few weeks as the company completes flight test and certification requirements. Total firm orders for the 787 program at quarter-end were 863 airplanes from 56 customers.

The 747-8 program continued flight test during the quarter achieving expanded Type Inspection Authorization on June 11. On July 22, the 747-8 added a fourth flight test airplane to its flight test fleet. The company continues to work toward first delivery in the fourth quarter of 2010, although there is increasing pressure on that schedule and risk that it may move into early 2011.

Boeing Defense, Space & Security

Boeing Defense, Space & Security’s second-quarter revenue declined 8 percent to $8.0 billion primarily on lower Network & Space Systems volume. Operating margins were 8.9 percent on lower margins in military aircraft and services (Table 5).

Table 5. Defense, Space & Security Operating Results

	Second Quarter		Change		First Half		Change
(Dollars in Millions)	2010	2009			2010	2009

Revenues
Boeing Military Aircraft	$3,580	$3,432	4%		$6,821	$6,499	5%
Network & Space Systems	$2,354	$3,103	(24%)		$4,677	$5,781	(19%)
Global Services & Support	$2,049	$2,115	(3%)		$4,098	$4,090	0%

Total BDS Revenues	$7,983	$8,650	(8%)		$15,596	$16,370	(5%)

Earnings from Operations
Boeing Military Aircraft	$356	$397	(10%)		$623	$685	(9%)
Network & Space Systems	$167	$239	(30%)		$341	$446	(24%)
Global Services & Support	$188	$240	(22%)		$411	$454	(9%)

Total BDS Earnings from Operations	$711	$876	(19%)		$1,375	$1,585	(13%)

Operating Margins	8.9%	10.1%	(1.2	)Pts	8.8%	9.7%	(0.9	)Pts

Boeing Military Aircraft (BMA) second-quarter revenue rose 4 percent to $3.6 billion driven by higher Chinook deliveries and volume. Operating margin was 9.9 percent, as strong execution across its programs was offset by the impact of labor disruptions and a charge on the Airborne Early Warning & Control program. During the quarter, the DoD announced its intent to pursue a new F/A-18 and EA-18G multi-year contract, the US Air Force signed a contract for eight C-17’s and three Wedgetail aircraft were delivered to Australia.

Network & Space Systems second-quarter revenue was $2.4 billion, reduced by expected lower volume on Brigade Combat Team Modernization and Ground-based Midcourse Defense (GMD). Operating margin was 7.1 percent reflecting solid performance across the segment’s array of programs. During the quarter, GMD successfully completed a two stage flight test and the first Global Positioning System IIF-1 satellite was launched.

Global Services & Support (GS&S) revenue decreased by 3 percent to $2.0 billion on lower maintenance modifications and upgrades volume. Operating margin was 9.2 percent, impacted by lower margins on integrated logistics and maintenance modifications and upgrades. In this segment, the C-130 Avionics Modernization Program entered production and the company was awarded contracts for the FAA Next-Generation Air Transportation System, and the US Air Force KC-10 cockpit upgrade.

Backlog at Defense, Space & Security is $60.6 billion, approximately two times the unit’s projected 2010 revenue. The backlog declined by $3.6 billion as run-off of multi-year contracts exceeded additions to backlog in the quarter.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported second-quarter pre-tax earnings of $55 million compared to $36 million in the same period last year (Table 6). Earnings improvement was primarily driven by lower asset impairments and provision for loss requirements. During the quarter, BCC’s portfolio balance declined to $5.3 billion, down from $5.7 billion at year end, on normal run-off, asset pre-payments and depreciation. BCC’s debt-to-equity ratio decreased to 5.3-to-1.

Table 6. Boeing Capital Corporation Operating Results

	Second Quarter		Change	First Half		Change
(Dollars in Millions)	2010	2009		2010	2009
Revenues	$162	$167	(3%)	$324	$330	(2%)
Earnings from Operations	$55	$36	53%	$101	$73	38%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology, as well as certain results related to the financial consolidation of all business units. Other segment expense was $72 million in the second quarter, up from $46 million in the same period last year driven by higher environmental remediation expense.

Total pension expense for the second quarter was $283 million, as compared to $207 million in the same period last year. A total of $305 million was recognized in the operating segments in the quarter (up from $229 million in the same period last year), partially offset by a $22 million contribution to earnings in unallocated items.

Unallocated expense was $70 million, down from $154 million in the same quarter last year, driven by lower deferred compensation expense.

Interest expense for the quarter was $132 million, up from $80 million in the same period last year due to debt issued in 2009.

Outlook

2010 financial guidance (Table 7) is reaffirmed for revenue, earnings per share, and operating cash flow, although the business segment margin guidance has been adjusted. Capital expenditures guidance has been decreased.

Boeing’s 2010 revenue guidance is reaffirmed at $64 billion to $66 billion. Earnings guidance for 2010 remains at $3.50 to $3.80 per share and continues to include some provision for risks. Operating cash flow guidance is reaffirmed at approximately zero in 2010, as the company continues to build inventory on key commercial development programs.

The company continues to expect that 2011 revenue will be higher than 2010, primarily driven by projected 787 and 747-8 deliveries. Combining higher projected deliveries with spending plans for R&D investments and other factors, operating cash flow in 2011 is still expected to be greater than $5 billion.

Commercial Airplanes’ 2010 delivery guidance remains unchanged at between 460 and 465 airplanes and is sold out. It includes the first few 787 and 747-8 deliveries. The unit’s 2010 revenue guidance is reaffirmed at $31 billion to $32 billion and operating margin guidance is increased to between 7.5 percent and 8.5 percent, up from 6.5 percent to 7.5 percent on strong core operating performance.

Defense, Space & Security’s revenue guidance for 2010 is reaffirmed at between $32 billion and $33 billion with operating margins reduced to approximately 9.5 percent, from approximately 10 percent, reflecting performance to date and the current contracting environment.

Boeing Capital Corporation has reaffirmed its expectation that its aircraft finance portfolio will continue to reduce as its expected new aircraft financing for 2010 remains at less than $0.5 billion, below normal portfolio runoff through customer payments and depreciation. BCC continues to expect its debt-to-equity ratio to return to the 5.0-to-1 level in the second half of 2010.

Boeing’s 2010 R&D forecast is unchanged at $3.9 billion to $4.1 billion on continued investment in development programs. The company continues to expect R&D to decrease at an amount greater than $0.5 billion in 2011. Capital expenditures for 2010 have been reduced to approximately $1.7 billion, down from $1.9 billion. The company’s 2010 non-cash pension expense is expected to be approximately $1.2 billion.

Table 7. Financial Outlook

(Dollars in Billions, except per-share data)	2010
The Boeing Company
Revenue		$64 - $66
Earnings Per Share (GAAP)		$3.50 - $3.80
Operating Cash Flow[1]	~$	0

Boeing Commercial Airplanes
Deliveries		460 - 465
Revenue		$31 - $32
Operating Margin		7.5% - 8.5%

Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~$	14.5
Network & Space Systems	~$	9.5
Global Services & Support	~$	8.5

Total BDS Revenue		$32 - $33

Operating Margin
Boeing Military Aircraft		~10%
Network & Space Systems		~8%
Global Services & Support		~10.5%

Total BDS Operating Margin		~9.5%

Boeing Capital Corporation
Portfolio Size		Lower
Revenue	~$	0.6
Return on Assets		> 1.0%

Research & Development		$3.9 - $4.1
Capital Expenditures	~$	1.7

[1]	After cash pension contributions of less than $0.1 billion and assuming new aircraft financings under $0.5 billion.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our guidance relating to 2010 and 2011 financial and operating performance, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) risks attributable to our reliance on our commercial customers, our suppliers and the worldwide market; (3) risks related to our development programs, including the 787 and 747-8 commercial aircraft programs; (4) risks related to our dependence on U.S. government contracts; (5) our reliance on fixed-price contracts, which could subject us to losses in the event of cost overruns; (6) risks related to cost-type contracts; (7) uncertainties concerning contracts that include in-orbit incentive payments; (8) changes in accounting estimates; (9) significant changes in discount rates and actual investment return on pension assets; (10) work stoppages or other labor disruptions; (11) changes in the competitive landscape in the markets in which we operate; (12) risks related to our doing business in other countries, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) changes in the financial condition or regulatory landscape of the commercial airline industry as they relate to Boeing Capital Corporation; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) risks related to realizing the anticipated benefits of merger, acquisitions, joint ventures/strategic alliance or divestitures; (17) adequacy of our insurance coverage to cover significant risk exposures; and (18) potential business disruptions related to physical security threats, IT attacks or natural disasters.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to publicly update any forward-looking statement, except as required by law.

# # #

Contact:

Investor Relations:     Scott Fitterer or Jennifer Mack (312) 544-2140

Communications:         Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions, except per share data)	2010	2009	2010	2009
Sales of products	$24,940	$28,131	$12,624	$14,296
Sales of services	5,849	5,525	2,949	2,858

Total revenues	30,789	33,656	15,573	17,154

Cost of products	(19,937)	(23,159)	(10,115)	(11,580)
Cost of services	(4,665)	(4,303)	(2,384)	(2,184)
Boeing Capital Corporation interest expense	(82)	(90)	(41)	(43)

Total costs and expenses	(24,684)	(27,552)	(12,540)	(13,807)

	6,105	6,104	3,033	3,347
Income from operating investments, net	113	102	54	70
General and administrative expense	(1,731)	(1,716)	(778)	(925)
Research and development expense, net	(2,001)	(1,930)	(1,001)	(960)
Loss on dispositions, net	(5)	(6)	(1)	(3)

Earnings from operations	2,481	2,554	1,307	1,529
Other income, net	33	11	35	47
Interest and debt expense	(254)	(137)	(132)	(80)

Earnings before income taxes	2,260	2,428	1,210	1,496
Income tax expense	(952)	(816)	(421)	(499)

Net earnings from continuing operations	1,308	1,612	789	997
Net (loss)/gain on disposal of discontinued operations, net of taxes of $1, $3, $1 and $0	(2)	(4)	(2)	1

Net earnings	$1,306	$1,608	$787	$998

Basic earnings per share from continuing operations	$1.78	$2.29	$1.07	$1.42
Net loss on disposal of discontinued operations, net of taxes		(0.01)

Basic earnings per share	$1.78	$2.28	$1.07	$1.42

Diluted earnings per share from continuing operations	$1.76	$2.28	$1.06	$1.41
Net loss on disposal of discontinued operations, net of taxes		(0.01)

Diluted earnings per share	$1.76	$2.27	$1.06	$1.41

Cash dividends paid per share	$0.84	$0.84	$0.42	$0.42

Weighted average diluted shares (millions)	741.9	707.8	742.9	707.4

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	June 30 2010	December 31 2009
Assets
Cash and cash equivalents	$4,468	$9,215
Short-term and other investments	5,558	2,008
Accounts receivable, net	6,565	5,785
Current portion of customer financing, net	316	368
Deferred income taxes	1,052	966
Inventories, net of advances and progress billings	20,368	16,933

Total current assets	38,327	35,275
Customer financing, net	5,084	5,466
Property, plant and equipment, net of accumulated depreciation of $13,172 and $12,795	8,584	8,784
Goodwill	4,302	4,319
Other acquired intangibles, net	2,821	2,877
Deferred income taxes	2,379	3,062
Investments	1,008	1,030
Pension plan assets, net	27	16
Other assets, net of accumulated amortization of $480 and $492	1,223	1,224

Total assets	$63,755	$62,053

Liabilities and equity
Accounts payable	$6,960	$7,096
Other accrued liabilities	12,899	12,822
Advances and billings in excess of related costs	12,009	12,076
Income taxes payable	713	182
Short-term debt and current portion of long-term debt	1,507	707

Total current liabilities	34,088	32,883
Accrued retiree health care	7,068	7,049
Accrued pension plan liability, net	6,466	6,315
Non-current income taxes payable	860	827
Other long-term liabilities	661	537
Long-term debt	11,439	12,217
Equity:
Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,832	3,724
Treasury shares, at cost – 251,121,850 and 256,406,709	(15,582)	(15,911)
Retained earnings	23,409	22,746
Accumulated other comprehensive loss	(11,744)	(11,877)
Share Value Trust shares – 29,948,920 and 29,563,324	(1,899)	(1,615)

Total Boeing shareholders’ equity	3,077	2,128
Noncontrolling interest	96	97

Total equity	3,173	2,225

Total liabilities and equity	$63,755	$62,053

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30
(Dollars in millions)	2010	2009
Cash flows - operating activities:
Net earnings	$1,306	$1,608
Adjustments to reconcile net earnings to net cash (used)/provided by operating activities:
Non-cash items –
Share-based plans expense	130	121
Depreciation	743	666
Amortization of other acquired intangibles	111	99
Amortization of debt discount/premium and issuance costs	10	4
Investment/asset impairment charges, net	20	50
Customer financing valuation provision	5	12
Loss on disposal of discontinued operations	3	7
Loss on dispositions, net	5	6
Other charges and credits, net	45	78
Excess tax benefits from share-based payment arrangements	(15)	(5)
Changes in assets and liabilities –
Accounts receivable	(827)	(1,215)
Inventories, net of advances and progress billings	(3,425)	(1,593)
Accounts payable	(129)	804
Other accrued liabilities	266	262
Advances and billings in excess of related costs	(66)	(1,030)
Income taxes receivable, payable and deferred	760	921
Other long-term liabilities	255	(20)
Pension and other postretirement plans	705	586
Customer financing, net	279	(262)
Other	(200)	95

Net cash (used)/provided by operating activities	(19)	1,194

Cash flows - investing activities:
Property, plant and equipment additions	(443)	(736)
Property, plant and equipment reductions	22	23
Acquisitions, net of cash acquired	(24)	(47)
Contributions to investments	(7,101)	(372)
Proceeds from investments	3,557	286
Reimbursements of Sea Launch guarantee payments	40
Receipt of economic development program funds	57

Net cash used by investing activities	(3,892)	(846)

Cash flows - financing activities:
New borrowings	26	1,843
Debt repayments	(88)	(218)
Repayments of distribution rights financing	(137)
Stock options exercised, other	61	7
Excess tax benefits from share-based payment arrangements	15	5
Employee taxes on certain share-based payment arrangements	(18)	(17)
Common shares repurchased		(50)
Dividends paid	(637)	(610)

Net cash (used)/provided by financing activities	(778)	960

Effect of exchange rate changes on cash and cash equivalents	(58)	23

Net (decrease)/increase in cash and cash equivalents	(4,747)	1,331
Cash and cash equivalents at beginning of year	9,215	3,268

Cash and cash equivalents at end of period	$4,468	$4,599

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions)	2010	2009	2010	2009
Revenues:
Commercial Airplanes	$14,901	$16,985	$7,433	$8,431
Boeing Defense, Space & Security:
Boeing Military Aircraft	6,821	6,499	3,580	3,432
Network & Space Systems	4,677	5,781	2,354	3,103
Global Services & Support	4,098	4,090	2,049	2,115

Total Boeing Defense, Space & Security	15,596	16,370	7,983	8,650
Boeing Capital Corporation	324	330	162	167
Other segment	80	74	44	35
Unallocated items and eliminations	(112)	(103)	(49)	(129)

Total revenues	$30,789	$33,656	$15,573	$17,154

Earnings from operations:
Commercial Airplanes	$1,362	$1,234	$683	$817
Boeing Defense, Space & Security:
Boeing Military Aircraft	623	685	356	397
Network & Space Systems	341	446	167	239
Global Services & Support	411	454	188	240

Total Boeing Defense, Space & Security	1,375	1,585	711	876
Boeing Capital Corporation	101	73	55	36
Other segment	(122)	(69)	(72)	(46)
Unallocated items and eliminations	(235)	(269)	(70)	(154)

Earnings from operations	2,481	2,554	1,307	1,529
Other income, net	33	11	35	47
Interest and debt expense	(254)	(137)	(132)	(80)

Earnings before income taxes	2,260	2,428	1,210	1,496
Income tax expense	(952)	(816)	(421)	(499)

Net earnings from continuing operations	1,308	1,612	789	997
Net (loss)/gain on disposal of discontinued operations, net of taxes of $1, $3, $1 and $0	(2)	(4)	(2)	1

Net earnings	$1,306	$1,608	$787	$998

Research and development expense, net:
Commercial Airplanes	$1,391	$1,370	$693	$659
Boeing Defense, Space & Security:
Boeing Military Aircraft	320	310	158	171
Network & Space Systems	221	185	115	99
Global Services & Support	69	61	35	36

Total Boeing Defense, Space & Security	610	556	308	306
Other segment		4		(5)

Total research and development expense, net	$2,001	$1,930	$1,001	$960

Unallocated items and eliminations:
Share-based plans expense	$(90)	$(116)	$(43)	$(59)
Deferred compensation (expense)/income	(37)	(46)	44	(69)
Pension	43	45	22	22
Post-retirement	(24)	(44)	(13)	(21)
Capitalized interest	(28)	(27)	(18)	(12)
Other	(99)	(81)	(62)	(15)

Total	$(235)	$(269)	$(70)	$(154)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Six months ended June 30			Three months ended June 30
Commercial Airplanes	2010	2009		2010		2009
737	181	190		95		99
747		6				2
767	6	6		3		3
777	35	44		16		21

Total	222	246		114		125

Boeing Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	24	23		11		13
F-15E Eagle	7	6		4		2
C-17 Globemaster	6	7		3		4
KC-767 Tanker		1
CH-47 Chinook	8	1		6		1
T-45TS Goshawk		4				2
AH-64 Apache	9	13		5		8
AEW&C	3			3
Network & Space Systems
Delta IV	1	1				1
Commercial and Civil Satellites	2	2		1		2
Military Satellites	1	1

Contractual backlog (Dollars in billions)		June 30 2010		March 31 2010		December 31 2009
Commercial Airplanes		$251.6		$250.4		$250.5
Boeing Defense, Space & Security:
Boeing Military Aircraft		26.6		27.5		26.4
Network & Space Systems		7.5		8.5		7.7
Global Services & Support		11.9		12.5		11.9

Total Boeing Defense, Space & Security		46.0		48.5		46.0

Total contractual backlog		$297.6		$298.9		$296.5

Unobligated backlog		$14.7		$15.9		$19.1

Total backlog		$312.3		$314.8		$315.6

Workforce		159,900	*	158,200	*	157,100

*	Note: Workforce data vary from those reported in 2009 and earlier. The new totals include all subsidiaries, some of which were excluded in prior years.